SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 6, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release endorsing the new professional guidelines for patient selection issued by the Eye Surgery Education Council of the American Society of Cataract and Refractive Surgery.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated June 6, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: June 6, 2002	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Contact:

Stephen N. Joffe

Joel Pomerantz

LCA-Vision Inc.

The Dilenschneider Group

(513) 792-9292

(212) 922-0900

LCA-VISION CEO PRAISES

NEW LASER VISION CORRECTION GUIDELINES

CINCINNATI, OH, June 6, 2002 – Stephen Joffe, CEO and chairman of LCA-Vision Inc. (NASDAQ NM: LCAV), a leading U.S.-based provider of laser vision correction services, today strongly endorsed the new professional guidelines for patient selection just issued by the Eye Surgery Education Council of the American Society of Cataract and Refractive Surgery.

“We are very pleased that the ophthalmology profession has now formally codified and published guidelines for safe, effective eye surgery.  Our LasikPlus laser vision correction centers were the first to publicly propose strict guides to eliminate poor candidates for laser vision correction.  We hope those guidelines will eventually be adopted by all providers.

“We now consistently turn away nearly 20 percent of the candidates who come to our centers for laser vision correction.  Our well-earned reputation for superior care and concern for the patient has been a major factor in building our business.”

Mr. Joffe noted, too, that a prime reason Bausch & Lomb, one of the world’s leading manufacturers of advanced eye surgery lasers, recently agreed to link its brand name to that of LCA-Vision’s LasikPlus centers was the stringent screening process LasikPlus has had in place for many years and the enviable patient safety and satisfaction record that those high standards have produced.

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He added: “Our tough pre-selection process for potential candidates has been scrupulously implemented since the company opened its first LasikPlus center in Baltimore three years ago.  It explains why, after performing 220,000 procedures, our documented patient satisfaction level is, today, one of the highest in the entire industry.”

LCA-Vision Inc. owns and operates 31 LasikPlus laser vision correction facilities in the U.S. plus two centers in Canada, and a joint venture in Europe. In the first quarter of 2002, the company generated revenues of $16,708,000 and net income of $1,299,000 or three cents per share.

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